CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our report dated February 22, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of Phoenix Dynamic Asset Allocation Series: Aggressive Growth, Phoenix Dynamic Asset Allocation Series: Growth, Phoenix Dynamic Asset Allocation Series: Moderate and Phoenix Dynamic Asset Allocation Series: Moderate Growth, each a series of The Phoenix Edge Series Fund, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firms (“Auditors”) in such Prospectus/Proxy Statement.

PricewaterhouseCoopers

Philadelphia, PA

October 1, 2010